EXHIBIT 10.1
SERACARE LIFE SCIENCES, INC.
Amendment No. 2 to the
Fiscal 2009 Director Compensation Program
Amendment to Plan for Equity Awards
Effective as of June 30, 2009, the Fiscal 2009 Director Compensation Program (the “Director Compensation Program”) of SeraCare Life Sciences, Inc. (the “Company”) is amended such that the awards of common stock and options to be granted as set forth in the Director Compensation Program is to be granted under either (1) the Company’s Amended and Restated 2001 Stock Incentive Plan (the “2001 Plan”), pursuant to the Compensation Committee’s authority under Section 1.2(b) of the 2001 Plan to grant and determine the terms of awards under the 2001 Plan, or (2) the Company’s 2009 Equity Incentive Plan (the “2009 Plan”), pursuant to the Compensation Committee’s authority under Section 3 of the 2009 Plan to grant and determine the terms of awards under the 2009 Plan.